EXHIBIT 99.1

Investor Relations
Richard E. Cooper / Miri Segal
Strategic Growth International, Inc.
rcooper@sgi-ir.com
msegal@sgi-ir.com
(212)838-1444

Janel World Trade Ltd. Authorizes Stock Repurchase Program

JAMAICA, NY -  October 12, 2006- Janel World Trade, Ltd., (OTCBB: JLWT.OB), announced today that its Board of Directors has authorized a stock repurchase program of up to 300,000 shares of Janel stock in open market transactions. Subject to certain conditions under Rules 10b5-1 and 10b18 under the Securities Act of 1934, the shares are expected to be purchased during the next twelve months, dependant upon prevailing market conditions and other factors. The repurchase plan may be suspended by the company at any time. The company intends to appoint a brokerage firm as its agent in executing such transactions.

James Jannello, Janel’s Chief Executive Officer, stated, "We firmly believe that Janel's current stock price does not reflect the underlying value of the company. Janel has grown into a global provider of logistics services to a growing list of multi-national companies, many of which have been clients for several decades. Based on valuation metrics applied to other global third part logistic companies, we believe the current stock price represents a buying opportunity for the company."

About Janel World Trade, Ltd.
Janel World Trade, Ltd. (OTCBB: JLWT - News) is a global provider of integrated logistics services, including domestic and international freight forwarding via multi-modal carriers, customs brokerage, warehousing and distribution and other transportation-related services. Additional information on Janel World Trade is available on the Internet at www.janelgroup.com or www.janelgroup.net. and in the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-K, 10-Q and 8-K reports.

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors; and the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services.  Additional information with respect to these and other factors that could materially affect the Company is included in the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-Q filing.